Exhibit 99.1

Analog Devices Announces $2.5 Billion Sustainability-Linked Revolving Credit Facility

June 23, 2021 – Wilmington, MA – Analog Devices, Inc. (Nasdaq: ADI) today announced that it has successfully executed a $2.5 billion sustainability-linked senior revolving credit facility (the “facility”), replacing its existing $1.25 billion senior revolving credit facility. Half of the $2.5 billion facility will become available only upon the consummation of ADI’s acquisition of Maxim Integrated Products, Inc.

ADI is one of the first U.S semiconductor companies to issue a sustainability-linked revolving credit facility, reinforcing the company’s commitment to sustainability. Under the terms of the facility, ADI receives a pricing adjustment based on its performance against environmental criteria during the facility’s five-year term. ADI’s progress will be measured on two key performance indicators within the company’s main manufacturing facilities, namely using renewable energy and reducing greenhouse gas emissions.

“At ADI, we are dedicated to playing a leading role across the semiconductor industry in enabling the transition towards a low-carbon economy. This sustainability-linked revolving credit facility will help mobilize our company’s resources in the fight against climate change,” said Prashanth Mahendra-Rajah, Chief Financial Officer of Analog Devices. “Additionally, incorporating environmental impact metrics into the financing structure allows us to strive toward our sustainability and financial goals in tandem.”

The facility supports ADI’s broader climate strategy, including aiming to achieve carbon neutrality by 2030 and net zero emissions by 2050; committing to set targets to be verified by the Science Based Targets initiative (SBTi); signing the United Nations’ Business Ambition for 1.5°C pledge; and partnering with the Woods Hole Oceanographic Institution (WHOI) to launch a consortium to advance knowledge of the ocean’s role in combatting climate change. More details on these commitments and initiatives can be found in ADI’s 2020 Corporate Responsibility Report published earlier this year.

About Analog Devices, Inc.

Analog Devices (Nasdaq: ADI) is a leading global high-performance semiconductor company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

(ADI-WEB)

Contacts for ADI

Investor Contact:

Mr. Michael Lucarelli

781-461-3282

investor.relations@analog.com

Media Contacts:

Ms. Brittany Stone

917-935-1456

Brittany.Stone@teneo.com